Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our Class A common stock, which is our only security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of the Maryland General Corporation Law (the “MGCL”) and certain provisions of our Articles of Amendment and Restatement, as amended (our “charter”) and our Fifth Amended and Restated Bylaws (our “bylaws”). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the MGCL and our charter and bylaws, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our charter, our bylaws and the applicable provisions of the MGCL for additional information.
General
Our charter provides that we may issue up to 1,000,000,000 shares of stock, consisting of 950,000,000 shares of our Class A common stock, par value $0.01 per share (our “common stock”) and 50,000,000 shares of preferred stock.
Voting Rights of Common Stock
Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of shares of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. There will be no cumulative voting in the election of directors.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another form of entity, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by a majority of the corporation’s board of directors and thereafter approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions (other than amendments to the provisions of our charter related to the removal of directors and certain charter amendments, which each require the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.
Dividends, Liquidation and Other Rights of Common Stock
Subject to the preferential rights of any of our other classes or series of stock, and subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our stock, holders of shares of our common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by our board of directors out of assets or funds legally available therefor. Such holders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of its liquidation, dissolution or winding up or any distribution of its assets after payment or establishment of reserves or other adequate provision for all of our debts and liabilities and any class or series of stock with preferential rights related thereto, including our preferred stock.

Holders of our shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our capital stock, shares of our common stock will have equal dividend, liquidation and other rights. Rights to receive dividends and other distributions on our common stock may be subject to the preferences established in the terms of any class of our capital stock that may be established in the future.
In the event of our liquidation, dissolution or winding up or any distribution of our assets, each holder of our common stock will be entitled to participate, together with any other class or series of stock not having a preference over our common stock, in the distribution of any remaining assets after payment of our debts and liabilities and distributions to holders of shares having a preference over our common stock.
Power to Reclassify Unissued Shares of our Capital Stock
Our charter authorizes our board of directors, without stockholder approval, to classify or reclassify any unissued shares of our common stock and classify any unissued shares of its preferred stock and reclassify any previously classified but unissued shares of its preferred stock into other classes or series of stock and set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of its assets) that might provide a premium price for holders of shares of our common stock.
Power to Increase or Decrease Authorized Shares of our Capital Stock and Issue Additional Shares of our Capital Stock
Our charter authorizes our board of directors, with the approval of a majority of our board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of our capital stock or the number of shares of our capital stock of any class or series that we are authorized to issue. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the New York Stock Exchange (the “NYSE”). Our board of directors could authorize us to issue a class or series of our capital stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of shares of our capital stock or otherwise be in the best interest of our stockholders.
Conversion of the Company Class B Common Stock
Each share of our Class B common stock converted automatically into one share of our Class A common stock upon the close of trading on February 1, 2019 and each unissued share of Class B common stock was automatically reclassified as a share of Class A common stock.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Listing
Our common stock is currently listed on the NYSE under the symbol “BRSP.”
Certain Provisions of Maryland Law and of our Charter and our Bylaws
Our Board of Directors
Our charter and our bylaws provide that, subject to the rights of holders of one or more classes or series of preferred stock, the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.
There is no cumulative voting in the election of directors. In uncontested elections, directors are elected by an affirmative vote of the majority of the votes cast for and against each director nominee. In contested elections, directors are elected by a plurality of the votes cast. An election will be considered to be contested if (i) our secretary has received notice that a stockholder has nominated an individual for election as a director in compliance with the advance notice procedures of our bylaws and (ii) such nomination has not been withdrawn by the stockholder at least 10 days prior to the date that our proxy statement with respect to the meeting at which such nomination would be made is first released to stockholders and, as a result of which, the number of nominees is greater than the number of directors to be elected at the meeting. In any uncontested election of a director, any incumbent director who does not receive a majority of the votes cast with respect to the election of such director shall tender his or her resignation within three days after certification of the results, in accordance with our written corporate governance guidelines.
Our charter provides that we elect to be subject to a provision of Maryland law requiring that vacancies on our board of directors be filled only by the remaining directors and that any directors elected by our board of directors to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred.
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed only for cause (defined in our charter to mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty), and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the provisions in our charter and our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors (except by a substantial affirmative vote and only for cause) and filling the vacancies created by the removal with their own nominees.
Special Meetings of Stockholders
The Chairperson of our board of directors, the Vice Chairman of our board of directors, our Chief Executive Officer, our President and a majority of our board of directors then in office may call special meetings of our stockholders. A special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation that has 100 or more beneficial owners of its voting stock and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of then outstanding voting stock of the corporation.
A person is not an interested stockholder under the statute if the board of directors of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of directors of the corporation may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors of the corporation before the time that an interested stockholder becomes an interested stockholder for purposes of the statute. In accordance with this statute, our board of directors has exempted any business combinations between us and any person, provided that any such business combination is first approved by our board of directors. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to any future business combinations between us and any interested stockholders (or their affiliates) that are first approved by our board of directors, including any future business combination with DigitalBridge OP or any of its current or future affiliates.
The business combination statute may discourage others from trying to acquire control of the Company in the future and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that control shares (as defined below) of a Maryland corporation acquired in a control share acquisition (as defined below) have no voting rights except to the extent approved by the affirmative vote of the holders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are outstanding voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of a demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights of the control shares acquired in a control share acquisition are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply: (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting us from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.
Amendments to Our Charter
Subject to the rights of any shares of preferred stock outstanding from time to time and except for its provisions relating to removal of directors and certain charter amendments (which each require the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter may be amended only if declared advisable by our board of directors and approved by the affirmative vote of the holders of shares entitled to cast a majority of all of the votes entitled to be cast on the matter, except in limited circumstances where stockholder approval is not required under Maryland law or by a specific provision in our charter.
Dissolution
The dissolution of the Company must be declared advisable by our board of directors and approved by the affirmative vote of the stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:
•a classified board;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;

•a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors then in office (even if the remaining directors do not constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Through provisions in our charter and our bylaws unrelated to Subtitle 8 of Title 3 of the MGCL, our Company already: (i) requires a two-thirds vote for the removal of any director from our board of directors (and only for cause); (ii) vests in our board of directors the exclusive power to fix the number of directorships, and fill vacancies; and (iii) requires, unless called by the Chairperson of our board of directors, the Vice Chairman of our board of directors, President, Chief Executive Officer or our board of directors, the request of holders of a majority of outstanding shares to call a special meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to classify itself pursuant to the provisions of Subtitle 8 of Title 3 of the MGCL.
Advance Notice of Director Nominations and New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only: (i) pursuant to our notice of the meeting; (ii) by or at the direction of our board of directors; or (iii) by a stockholder of record at the time of giving notice, at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the annual meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors and who has complied with the advance notice procedures of our bylaws. Stockholders must comply in all respects with the requirements of Section 14 of the Exchange Act, including, without limitation, and to the extent applicable, the requirements of Rule 14a-19 (as such rule and regulation may be amended from time to time by the Securities and Exchange Commission (the “SEC”), including any SEC staff interpretations related thereto). In addition, stockholders generally must provide notice to our secretary not before the 150th day or after the 120th day before the first anniversary of the date of our proxy statement for the solicitation of proxies for the election of directors at the preceding year’s annual meeting; provided, however, that in connection with our first annual meeting, not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. (Eastern Time) on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made.
With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only: (i) by our board of directors; or (ii) by a stockholder at a special meeting that has been called in accordance with our bylaws for the purpose of electing directors, provided that such stockholder is a stockholder of record at the record date set by our board of directors for the special meeting and has complied with the advance notice provisions of our bylaws. Stockholders generally must provide notice to our secretary no earlier than the 120th day before such special meeting and not later than 5:00 p.m. (Eastern Time), on the later of the 90th day before the special meeting or the 10th day after public announcement of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Our Bylaws
The business combination provisions and the control share acquisition provisions of Maryland law (if we decide to be bound by such provisions by future action), the provisions of our charter relating to removal of directors and filling vacancies on our board of directors, the restrictions on ownership and transfer of our shares of stock and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in the best interest of our stockholders.

Indemnification for Liabilities of Our Directors, Officers and Controlling Persons
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in the form of money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision which eliminates liability of our directors and officers to the maximum extent permitted by Maryland law.
Our charter and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, without requiring a preliminary determination of the ultimate entitlement to indemnification, (i) any present or former director or officer or (ii) any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust (“REIT”), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, trustee, member, manager, employee, partner or agent, and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in such capacity, and to pay or reimburse his or her reasonable expenses in advance of the final disposition of a proceeding. Our charter and our bylaws also obligate us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and permit us, with the approval of our board of directors, to provide the same (or lesser) indemnification and advancement of expenses to any of our or our predecessors’ employees or agents.
Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in the form of money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Upon application by one of our directors or officers to a court of appropriate jurisdiction and upon such notice as the court may require, the court may order indemnification of such director or officer if:
◦the court determines that such director or officer is entitled to reimbursement for expenses in a matter in which the director has been successful, in which case the director or officer shall be entitled to recover from us the expenses of securing such indemnification; or
◦the court determines that such director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct for which indemnification is permitted under the MGCL or has been adjudged liable for receipt of an “improper personal benefit” under the MGCL; provided, however, that our indemnification obligations to such director or officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.
In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
We have entered into indemnification agreements with each of our directors and officers that require us to indemnify such directors and officers to the maximum extent permitted by Maryland law and to pay such persons’ expenses in defending any civil or criminal proceeding in advance of the final disposition of such proceeding.
Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders; (iii) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or our bylaws; or (iv) any action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine.
Restrictions on Ownership and Transfer
For us to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”), our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.
Our charter contains restrictions on the number of shares of our capital stock that a person may own. No person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% in value of the aggregate of the outstanding shares of all classes of our capital stock, which we refer to as the aggregate stock ownership limit. In addition, no person, including entities, may acquire or hold, directly or indirectly, shares of our common stock in excess of 9.8% (in value or number, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock, which we refer to as the common stock ownership limit and, together with the aggregate stock ownership limit, we refer to as the ownership limits.
Our charter further prohibits: (i) any person from beneficially or constructively owning shares of our capital stock that would result in us (A) being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year); (B) owning (directly or constructively) an interest in a tenant as described in Section 856(d)(2)(B) of the Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year during which such determination is made would reasonably be expected to equal or exceed the lesser of either (1) one percent of our gross income (as determined for purposes of Section 856(c) of the Code); or (2) the amount that would (or, in the sole judgment of our board of directors, could) cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; or (C) otherwise failing to qualify as a REIT; and (ii) any person from transferring our stock if the transfer would result, if effective, in our stock being owned by fewer than

100 persons. Any person who acquires or who attempts or intends to acquire shares of our capital stock that may violate any of these restrictions or who is the intended transferee of shares of our capital stock, which are transferred to a trust as described below is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as it may request in order to determine the effect, if any, of the transfer on our qualification as a REIT.
The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT (or that compliance is no longer required for REIT qualification). Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the ownership limits, subject to such terms, conditions, representations and undertakings as it may determine and as are contained in our charter. Additionally, our board of directors may increase or decrease the ownership limits for one or more persons and increase or decrease the ownership limits for all other persons subject to such terms, conditions, representations and undertakings as it may determine and as are contained in our charter.
Any attempted transfer of shares of our capital stock that would result in shares of our capital stock being owned by fewer than 100 persons will be null and void, and the intended transferee will acquire no rights in such shares. Any attempted transfer of shares of our capital stock which, if effective, would result in any other violation of the above limitations, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the proposed transferee will not acquire any rights in such shares. If the automatic transfer to the trust would not be effective for any reason to prevent the violation of the above limitations, then the transfer of that number of shares of our capital stock that otherwise would cause the violation will be null and void, and the intended transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the purported transfer.
Shares of our capital stock held in a trust pursuant to our charter will continue to be issued and outstanding shares of our capital stock. The prohibited owner will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of our capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary or beneficiaries. Any dividend or other distribution paid with respect to shares of our capital stock prior to the discovery by us that shares have been transferred to the trustee must be paid by the prohibited owner to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary or beneficiaries. Subject to Maryland law, effective as of the date that the shares of our capital stock are transferred to the trust, the trustee will have the authority, at the trustee’s sole and absolute discretion, to: (i) rescind as void any vote cast by the prohibited owner prior to the discovery by us that the shares have been transferred to the trustee; and (ii) recast the vote. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. Our board of directors may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred, if necessary to protect our qualification as a REIT. Furthermore, our charter grants our board of directors the authority to take other actions, including the redemption of shares of stock that it deems advisable to prevent a violation of the transfer and ownership restrictions described above.
Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee of the trust will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limits. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner will receive the lesser of: (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee, net of any commission and other expenses of sale, from the sale or other disposition of the shares held in the trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends or other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, prior to us discovering that shares of our capital stock have been transferred to the trustee, the shares are sold by the prohibited owner, then: (i) the shares will be deemed to have been sold on behalf of the trust; and (ii) to the extent that the prohibited owner received an amount for the shares that exceeds the amount he, she or it was entitled to receive, the excess will be paid to the trustee upon demand.
In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of: (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift); and (ii) the market price on the date we, or our designee, accepts the offer. We may reduce the amount payable to the prohibited owner by the amount of dividends or other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner.
Any certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our outstanding stock is required, within 30 days after the end of each taxable year, to give us written notice stating his, her or its name and address, the number of shares of each of our classes and series of stock that he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide us with such information as we may request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise be in the best interest of our stockholders.